Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
May 8, 2017

BELMOND LTD. REPORTS FIRST QUARTER 2017 RESULTS

▪	Net losses attributable to Belmond Ltd. of $18.1 million compared with net losses attributable to Belmond Ltd. of $1.6 million for the prior-year quarter

▪	Adjusted net losses from continuing operations of $16.8 million compared with adjusted net losses from continuing operations of $3.2 million for the prior-year quarter

▪	Revenue of $95.4 million, down $2.0 million or 2% from the prior-year quarter; down $7.0 million on a constant currency basis

▪	Same store revenue per available room (“RevPAR”) down 1% from the prior-year quarter; down 7% on a constant currency basis

▪	Adjusted EBITDA loss of $0.5 million, down $8.4 million from the prior-year quarter; down $11.3 million on a constant currency basis

▪	In April 2017, completed the acquisition of the Las Casitas del Colca hotel in Colca Canyon, Peru, through the Company's joint venture

▪	In May 2017, launched Belmond Andean Explorer in Peru, South America's first luxury sleeper train

▪	In May 2017, appointed Stuart Mason as senior vice president, commercial, revenue and distribution

▪	Maintains full year 2017 same store, constant currency RevPAR guidance

HAMILTON, BERMUDA - May 8, 2017. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 48 luxury hotel, restaurant, tourist train and river cruise properties, including one scheduled for future opening, which operate in 23 countries, today announced its results for the first quarter ended March 31, 2017.

Roeland Vos, president and chief executive officer, remarked: "Results for our first quarter of 2017, which is our seasonally lowest revenue-generating quarter, were in line with our expectations. As anticipated, we faced specific headwinds, in particular at our Brazilian hotels, which benefited from the lead-up to the Olympics in the prior-year quarter. We remain confident in our performance for the balance of the year, as the upcoming second and third quarters, which have historically represented approximately 80% of our annual adjusted EBITDA, are building up to show good year-over-year growth.

"We are creating solid foundations for our 2020 strategic growth plan, which we expect will be demonstrated in our results as we progress through the year. We are continuing to invest in systems, people, quality and brand enhancements, and are leveraging our expanded development team to drive global footprint expansion. During the first few months of the year, we launched two important initiatives that we expect will drive greater performance for our existing properties: a new central reservations office in Asia and the first phase of our upgraded customer relationship management system. We also recently expanded our Peru portfolio with the launch of the spectacular Belmond Andean Explorer train and the acquisition of the serene Las Casitas del Colca hotel in Colca Canyon.

“Belmond Andean Explorer, our newest luxury sleeper train, travels between Cusco, Lake Titicaca and Arequipa on one of the highest-altitude train routes in the world. It provides guests with a one-of-a-kind journey that is truly representative of the type of experiential luxury travel that Belmond offers. Belmond Las Casitas is a small, casually luxurious hotel located in the Arequipa region that enhances our Peruvian hotel portfolio and provides a natural extension to journeys on the Belmond Andean Explorer train. These two investments represent important milestones on our path to achieving our 2020 goals. With our development team now up and running, I am encouraged by these recent strategic achievements and firmly believe we will continue to see additional progress as the year continues.
"We are maintaining our guidance for 2017 same store, constant currency RevPAR growth of between 1% and 5%."

First Quarter 2017 Operating Results

Revenue for the first quarter of 2017 was $95.4 million, a $2.0 million or 2% decrease from revenue for the first quarter of 2016. In constant currency, revenue for the first quarter of 2017 decreased $7.0 million or 7% from the first quarter of 2016.

Same store RevPAR for owned hotels for the first quarter of 2017 decreased 1% from the prior-year quarter. On a constant currency basis, same store RevPAR for owned hotels decreased 7% from the prior-year quarter as a result of a 3 percentage point decrease in occupancy and a 2% decrease in average daily rate ("ADR").

Net losses attributable to Belmond Ltd. for the first quarter of 2017 were $18.1 million ($0.18 loss per common share), which compared to net losses attributable to Belmond Ltd. of $1.6 million ($0.02 loss per common share) for the first quarter of 2016. The year-over-year decline was largely attributable to the decreases in adjusted EBITDA and benefit from income taxes.

Adjusted net losses from continuing operations for the first quarter of 2017 were $16.8 million ($0.16 loss per common share), which compared to adjusted net losses from continuing operations of $3.2 million ($0.03 loss per common share) for the first quarter of 2016.

Adjusted EBITDA for the first quarter of 2017 was a loss of $0.5 million, an $8.4 million decrease from adjusted EBITDA of $7.9 million for the first quarter of 2016. In constant currency, adjusted EBITDA for the first quarter of 2017 decreased $11.3 million from the first quarter of 2016 primarily due to decreased results for the Company's two Brazilian hotels, the shift in timing of the Easter holiday, a change in the seasonal allocation of annual expenses for the Company's Italian hotels and owned trains and cruises, and increased development and other corporate headcount to support the Company's 2020 strategic growth plan.

Recent Company Highlights

•
Launches Belmond Andean Explorer, South America's first luxury sleeper train — On May 4, 2017, the Company launched the Belmond Andean Explorer train in Peru with an inaugural journey from Cusco to Arequipa. Owned by PeruRail, a joint venture in which the Company owns a 50% equity interest, and managed by the Company, Belmond Andean Explorer carries a maximum of 48 guests on one of the highest-altitude train journeys in the world. Operating one- and two-night itineraries, the train offers exceptional authentic Peruvian experiences inspired by the dramatic Andean scenery and native flora and fauna.

•
Expands Peru portfolio with acquisition of Las Casitas del Colca hotel in Colca Canyon, Peru — On April 7, 2017, the Company's existing Peru hotels joint venture, in which the Company owns a 50% equity interest, completed the acquisition of the Las Casitas del Colca hotel in Colca Canyon, Peru, for approximately $3.9 million. The Company also has a long-term agreement to manage the 20-key hotel, which is now operating as Belmond Las Casitas. The Company intends to invest approximately $1.1 million into the hotel for select maintenance capital expenditures and to bring the hotel in line with Belmond standards. This acquisition further strengthens the Company's position as the leader in luxury travel experiences in Peru's most exceptional locations. The intimate hotel is located within the serenity of southern Peru's Colca Canyon in the Arequipa region, making a visit to the hotel the perfect extension to a journey on board the recently launched Belmond Andean Explorer train.

•
Strengthens management team with appointment of Stuart Mason as senior vice president, commercial, revenue and distribution — In May 2017, Stuart Mason joined the Company as senior vice president, commercial, revenue and distribution, overseeing sales, reservations and revenue management functions. Mr. Mason joins the Company from Clear Channel Outdoor, where he held the position of global director of business operations, leading the revenue management and sales functions for all international markets, since 2012, and prior to that, of global revenue management director. Before joining Clear Channel Outdoor, Mr. Mason held various revenue management and sales positions in the lodging and airline industries.

First Quarter 2017 Business Unit Results

Owned hotels:

Europe:
For the first quarter of 2017, revenue from owned hotels was $12.0 million, a decrease of $1.4 million or 10% from $13.4 million for the first quarter of 2016. In constant currency, revenue for the region for the first quarter of 2017 decreased $1.3 million or 10% for this region's lowest revenue-producing quarter, when the Company's Italian and Spanish hotels are closed for the majority of the period. The year-over-year revenue decline was primarily due to a $0.7 million revenue decrease for the Company's Italian hotels partly as a result of a shift in the Easter holiday from the first quarter of 2016 to the second quarter of 2017.

In constant currency, same store RevPAR for owned hotels in the region decreased 11% from the prior-year quarter as a result of a 10% decrease in ADR and a 1 percentage point decrease in occupancy.

Adjusted EBITDA for the region for the quarter was a loss of $8.1 million, which compared to an adjusted EBITDA loss of $5.6 million for the first quarter of 2016. In constant currency, adjusted EBITDA for the region for the first quarter of 2017 decreased $2.6 million from the prior-year quarter mainly due to a $1.7 million decrease in adjusted EBITDA for the Company's Italian hotels partly as a result of the shift in timing of the Easter holiday and a change in the seasonal allocation of annual expenses.

North America:
Revenue from owned hotels for the first quarter of 2017 was $39.9 million, up $0.3 million or 1% over $39.6 million for the first quarter of 2016. In constant currency, revenue for the region for the first quarter of 2017 increased $0.4 million or 1% over the prior-year quarter primarily due to revenue growth of $1.0 million or 6% at Belmond Charleston Place, South Carolina, $0.9 million or 24% at Belmond El Encanto, Santa Barbara, California, and $0.6 million or 19% at '21' Club in New York City. Year-over-year revenue growth at Belmond Charleston Place and Belmond El Encanto was largely the result of increased group business, and revenue growth at '21' Club was primarily due to increased demand for the main restaurant and banqueting venues. Growth for these properties was partially offset by a $1.8 million or 17% revenue decrease at Belmond La Samanna, St. Martin, French West Indies, which was negatively impacted by a decline in visitation.

In constant currency, same store RevPAR for owned hotels in the region decreased 1% from the prior-year quarter due to a minor decrease in occupancy and ADR that was consistent with the prior-year quarter.

Adjusted EBITDA for the region for the quarter was $9.9 million, a decrease of $0.2 million or 2% from $10.1 million for the first quarter of 2016. In constant currency, adjusted EBITDA for the region for the first quarter of 2017 also decreased $0.2 million or 2% from the prior-year quarter largely as a result of a $1.0 million or 31% adjusted EBITDA decrease at Belmond La Samanna, which slightly offset adjusted EBITDA increases of $0.4 million or 8% at Belmond Charleston Place, $0.4 million at '21' Club and $0.3 million or 38% at Belmond El Encanto.

Rest of world:
Revenue from owned hotels for the first quarter of 2017 was $36.0 million, an increase of $0.7 million or 2% from $35.3 million for the first quarter of 2016. In constant currency, revenue for the first quarter of 2017 decreased $4.8 million or 12% from the prior-year quarter principally as a result of a $4.6 million combined revenue decline for the Company's two Brazilian hotels largely as a result of the country's challenging economic situation and a stronger Brazilian real, both of which contributed to decreased demand from international markets.

In constant currency, same store RevPAR for owned hotels decreased 12% from the prior-year quarter as a result of a 6 percentage point decrease in occupancy and a 3% decrease in ADR.

Adjusted EBITDA for the region for the quarter of $9.9 million declined $1.6 million or 14% from adjusted EBITDA of $11.5 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region decreased $3.4 million or 25% from the prior-year quarter largely due to a $2.8 million combined adjusted EBITDA decrease for the Company's two Brazilian hotels.

Owned trains & cruises:
Revenue for the first quarter of 2017 was $5.1 million, down $1.3 million or 20% from $6.4 million for the first quarter of 2016. In constant currency, revenue decreased $0.9 million or 15% primarily as a result of a combined revenue decrease of $1.1 million for the Company's two river cruisers in Myanmar largely due to decreased demand than in the prior-year quarter.

Adjusted EBITDA for the quarter was a loss of $4.2 million, which compared to an adjusted EBITDA loss of $2.8 million for the first quarter of 2016. In constant currency, adjusted EBITDA decreased $1.8 million largely due to adjusted EBITDA declines of $0.8 million for the Venice Simplon-Orient-Express train due in part to a change in the seasonal allocation of annual expenses and $0.3 million for the Company's two river cruisers in Myanmar. Additionally, Belmond Grand Hibernian, the Company's new Irish train, which commenced operations in August 2016, recorded a $0.4 million EBITDA loss in the first quarter of 2017 largely as a result of seasonality, as the train concluded its 2016 operating season in mid-October for what will be its annual winter closure period. The train commenced its 2017 operating season in April.

Management fees:
Management fees for the first quarter of 2017 were $2.4 million, down $0.3 million or 11% from $2.7 million for the first quarter of 2016 primarily as a result of a $0.2 million or 9% decrease in management fee income from the Company's PeruRail joint venture partly as a result of the negative impact of the shift in the Easter holiday from the first quarter of 2016 to the second quarter of 2017 on the joint venture's tourist train operations.

Share of pre-tax earnings from unconsolidated companies:
Adjusted share of pre-tax earnings from unconsolidated companies for the first quarter of 2017 was $0.6 million, a decrease of $1.1 million from $1.7 million for the first quarter of 2016 largely for the same reasons described above for the management fee decrease.

Central costs:
For the first quarter of 2017, adjusted central overheads of $7.7 million were $0.8 million or 12% higher than adjusted central overheads of $6.9 million for the prior-year quarter mainly due to increased development and other corporate headcount to support the 2020 strategic growth plan and greater information technology expenses.

Investments

The Company continued its strategy of disciplined re-investment in core assets and projects with attractive forecasted returns. During the first quarter of 2017, the Company invested a total of $12.0 million in its portfolio, including $3.7 million for project and maintenance capital expenditures incurred at the Company's Italian hotels during their annual winter closure periods; $1.6 million on the Venice Simplon-Orient-Express train mainly for required statutory works; and $1.4 million at Belmond Grand Hotel Europe, St. Petersburg, Russia, largely on the refurbishment of the hotel's ballroom.

Balance Sheet

At March 31, 2017, the Company had total debt of $592.4 million and cash balances of $138.7 million, resulting in total net debt of $453.7 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 3.8 times, which compared to net debt of $435.1 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 3.4 times at December 31, 2016.

Outlook

The Company is providing the following RevPAR and other guidance for the second quarter and full year 2017:

	Second Quarter 2017	Full Year 2017

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	8% - 12%	1% - 5%
In U.S. dollars	8% - 12%	2% - 6%

Statement of operations guidance ($ millions)

Adjusted central overheads (2)	$6.9 - $7.9	$27.4 - $30.4
Adjusted share-based compensation	$1.6 - $2.6	$6.2 - $9.2
Adjusted central marketing costs	$0.8 - $1.8	$2.9 - $5.9
Depreciation & amortization	$13.7 - $14.7	$53.9 - $56.9
Interest expense	$7.3 - $8.3	$29.0 - $32.0
Tax expense (3)	$9.5 - $10.5	$26.0 - $29.0

Cash flow guidance ($ millions)

Cash interest expense	$7.4 - $8.4	$26.5 - $29.5
Cash tax expense (4)	$2.6 - $3.6	$21.0 - $24.0
Scheduled loan repayments	$0.5 - $1.5	$3.8 - $6.8

(1) Projected same store RevPAR growth for the second quarter and full year ending December 31, 2017 excludes the operations of Belmond La Residence d'Angkor, Siem Reap, Cambodia, which closed for refurbishment in May 2016 and reopened in mid-November 2016.

(2) Projected central overheads for the second quarter and full year ending December 31, 2017 include expenses associated with the Company's development team, which is the department engaged in pursuing the Company’s footprint expansion strategy, as a result of the relocation of these expenses to central overheads, starting with the Company's third quarter 2016 results.

(3) Tax expense guidance includes the Company's share of provision for income taxes of unconsolidated companies.
(4) Cash tax expense guidance does not include the Company's share of provision for income taxes of unconsolidated companies.

BELMOND LTD.
EARNINGS RELEASE SCHEDULES (1)
TABLE OF CONTENTS

Statements of Condensed Consolidated Operations	8
Segment Information - Revenue and Adjusted EBITDA	9
Summary of Operating Information for Owned Hotels	10
Condensed Consolidated Balance Sheets	11
Reconciliations - Adjusted EBITDA and Adjusted Share of Pre-Tax Earnings from Unconsolidated Companies	12
Reconciliations - Adjusted Net Earnings / (Losses)	13
Net Debt to Adjusted EBITDA	14

(1) The Company has revised the format of the earnings presentation tables in this document to align with the segment performance disclosures presented, in accordance with applicable U.S. GAAP (ASC 280), in the segment note to the financial statements beginning with this quarter’s Form 10-Q. The U.S. GAAP statement of condensed consolidated operations is now presented, along with revenue by segment and adjusted EBITDA by segment, which is the Company's primary measure of segment performance reported to, and considered by, the Company’s management team.

BELMOND LTD.
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
(Unaudited)

$ millions – except per share amounts	Three months ended March 31,
	2017	2016

Revenue	95.4	97.4

Expenses:
Cost of services	46.0	45.2
Selling, general and administrative (1)	51.8	46.6
Depreciation and amortization	13.7	13.1

Total operating costs and expenses	111.5	104.9

Gain on disposal of property, plant and equipment	0.2	0.2

Losses from operations	(15.9)	(7.3)

Interest income	0.1	0.1
Interest expense	(7.7)	(7.5)
Foreign currency, net	(0.2)	2.9

Losses before income taxes and earnings from unconsolidated companies, net of tax	(23.7)	(11.8)

Benefit from income taxes	5.3	9.6

Losses before earnings from unconsolidated companies, net of tax	(18.4)	(2.2)

Earnings from unconsolidated companies, net of tax provision of $0.2 and $0.9	0.4	0.8

Losses from continuing operations	(18.0)	(1.4)

Net earnings / (losses) from discontinued operations, net of tax provision / (benefit) of $Nil and $Nil	—	(0.1)

Net losses	(18.0)	(1.5)

Net earnings attributable to non-controlling interests	(0.1)	(0.1)

Net losses attributable to Belmond Ltd.	(18.1)	(1.6)

EPS attributable to Belmond Ltd.	(0.18)	(0.02)
Weighted average number of shares – millions	101.86	101.31

(1) Selling, general and administrative include operating costs of business plus central overheads, share based compensation and central marketing costs.

BELMOND LTD.
SEGMENT INFORMATION
(Unaudited)

$ millions	Three months ended March 31,
	2017	2016

Revenue

Owned hotels
- Europe	12.0	13.4
- North America	39.9	39.6
- Rest of world	36.0	35.3
Total owned hotels	87.9	88.3
Owned trains & cruises	5.1	6.4
Management fees	2.4	2.7

Revenue	95.4	97.4

Adjusted EBITDA

Owned hotels
- Europe	(8.1)	(5.6)
- North America	9.9	10.1
- Rest of world	9.9	11.5
Total owned hotels	11.7	16.0
Owned trains & cruises	(4.2)	(2.8)
Management fees	2.4	2.7
Share of pre-tax earnings from unconsolidated companies	0.6	1.7
	10.5	17.6

Central overheads	(7.7)	(6.9)
Share-based compensation	(1.5)	(1.7)
Central marketing costs	(1.8)	(1.1)

Adjusted EBITDA	(0.5)	7.9

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31,
	2017	2016

Room Nights Available
Europe	43,040	43,785
North America	64,170	64,883
Rest of world	92,880	93,457
Worldwide	200,090	202,125

Rooms Nights Sold
Europe	18,477	19,072
North America	43,983	44,753
Rest of world	56,654	63,024
Worldwide	119,114	126,849

Occupancy
Europe	43%	44%
North America	69%	69%
Rest of world	61%	67%
Worldwide	60%	63%

ADR (in U.S. dollars)
Europe	319	355
North America	466	468
Rest of world	410	366
Worldwide	417	401

RevPAR (in U.S. dollars)
Europe	137	155
North America	320	323
Rest of world	250	247
Worldwide	248	251

Same Store RevPAR (in U.S. dollars) (1)
Europe	137	155
North America	320	323
Rest of world	250	247
Worldwide	248	251

Same Store RevPAR (% change)	U.S. dollar	Constant currency
Europe	(11)%	(11)%
North America	(1)%	(1)%
Rest of world	1%	(12)%
Worldwide	(1)%	(7)%

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	March 31,	December 31,
	2017	2016

Assets
Cash	131.0	153.4
Restricted cash	7.0	1.8
Accounts receivable	28.7	25.8
Due from unconsolidated companies	15.4	12.2
Prepaid expenses and other	14.6	12.3
Inventories	24.0	23.9

Total current assets	220.7	229.4

Property, plant & equipment, net of accumulated depreciation	1,089.1	1,074.7
Investments in unconsolidated companies	75.9	79.3
Goodwill	114.9	113.3
Other intangible assets	14.3	13.9
Other assets	13.0	13.5

Total assets (1)	1,527.9	1,524.1

Liabilities and Equity
Accounts payable	13.2	16.4
Accrued liabilities	70.9	69.0
Deferred revenue	46.9	31.3
Current portion of long-term debt and capital leases	5.3	5.3

Total current liabilities	136.3	122.0

Long-term debt and obligations under capital leases	587.1	585.8
Liability for pension benefit	1.0	1.4
Deferred income taxes	114.0	122.3
Other liabilities	4.9	5.4
Liability for uncertain tax positions	0.3	0.3

Total liabilities (2)	843.6	837.2

Shareholders’ equity	683.8	686.5
Non-controlling interests	0.5	0.4
Total equity	684.3	686.9

Total liabilities and equity	1,527.9	1,524.1

(1) Balance at March 31, 2017 includes $208.6 million (December 31, 2016 - $210.3 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at March 31, 2017 includes $120.6 million (December 31, 2016 - $121.6 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED EBITDA AND
ADJUSTED SHARE OF PRE-TAX EARNINGS FROM UNCONSOLIDATED COMPANIES
(Unaudited)

$ millions	Three months ended March 31,
	2017	2016

Adjusted EBITDA reconciliation:

Losses from continuing operations	(18.0)	(1.4)
Depreciation and amortization	13.7	13.1
Interest income	(0.1)	(0.1)
Interest expense	7.8	7.5
Foreign currency, net	0.2	(2.9)
Benefit from income taxes	(5.3)	(9.6)
Share of provision for income taxes of unconsolidated companies	0.2	0.9
EBITDA	(1.5)	7.5

Restructuring and other special items (1)	1.2	0.6
Gain on disposal of property, plant and equipment	(0.2)	(0.2)

Adjusted EBITDA	(0.5)	7.9

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.

$ millions	Three months ended March 31,
	2017	2016

Adjusted share of pre-tax earnings from unconsolidated companies reconciliation:

Earnings from unconsolidated companies (1)	0.4	0.8
Share of provision for income taxes of unconsolidated companies	0.2	0.9

Adjusted share of pre-tax earnings from unconsolidated companies	0.6	1.7

(1) Represents the Company's share of earnings from unconsolidated companies.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED NET EARNINGS / (LOSSES)
(Unaudited)

$ millions – except per share amounts	Three months ended March 31,
	2017	2016

Adjusted net losses reconciliation:

Losses from continuing operations	(18.0)	(1.4)
Restructuring and other special items (1)	1.2	0.6
Gain on disposal of property, plant and equipment	(0.2)	(0.2)
Accelerated depreciation	—	0.8
Foreign currency, net (2)	0.2	(2.9)
Income tax effect of adjusting items (3)	—	(0.1)

Adjusted net losses from continuing operations	(16.8)	(3.2)

EPS from continuing operations	(0.18)	(0.01)
Adjusted EPS from continuing operations	(0.16)	(0.03)
Weighted average number of shares (millions)	101.86	101.31

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency of the respective entity.
(3) Represents income tax effect of adjusting items by applying the applicable statutory tax rate to the adjusting items.

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	March 31, 2017	December 31, 2016

Cash
Cash and cash equivalents	131.0	153.4
Restricted cash (including $0.7 million and $0.8 million classified within long-term other assets on the balance sheet for 2017 and 2016, respectively)	7.7	2.6

Total cash	138.7	156.0

Total debt
Current portion of long-term debt and capital leases	5.3	5.3
Long-term debt and obligations under capital leases (1)	587.1	585.8

Total debt	592.4	591.1

Net debt	453.7	435.1

Adjusted EBITDA	119.8	128.2

Net debt / adjusted EBITDA	3.8	3.4

(1) Long-term debt is after the deduction of unamortized debt issuance costs and discount on secured term loans.

$ millions	For the twelve months ended March 31, 2017

Trailing twelve months adjusted EBITDA calculation:

Adjusted EBITDA for the twelve months ended December 31, 2016 (1)	128.2
Less: Adjusted EBITDA for the three months ended March 31, 2016	7.9
Plus: Adjusted EBITDA for the three months ended March 31, 2017	(0.5)

Adjusted EBITDA for the trailing twelve months	119.8

(1) As disclosed in the Company's 2016 earnings news release issued on February 27, 2017.

Conference Call
Belmond Ltd. will conduct a conference call on Tuesday, May 9, 2017 at 9:00 a.m. EDT (2:00 p.m. BST). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 3620418. A re-play of the conference call will be available by telephone until 12:00 p.m. EDT on Tuesday, May 16, 2017 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 3620418. A replay will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 48 hotel, rail and river cruise experiences, including one scheduled for future opening, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Definitions
All references to constant currency, which is a non-GAAP measure, represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Revenue per available room (“RevPAR”) is calculated by dividing room revenue by room nights available for the period. Same store RevPAR is a comparison of RevPAR based on the operations of the same units in each period, by excluding the effect of any hotel acquisitions in the period or major refurbishment where a property is closed for a full quarter or longer. The comparison also excludes the effect of dispositions (including discontinued operations) or closures. Management uses RevPAR and same store RevPAR to identify trend information with respect to room revenue and to evaluate the performance of a specific hotel or group of hotels in a given period.

Average daily rate ("ADR") is calculated by dividing room revenue by rooms sold for the period. Management uses ADR to measure the level of pricing achieved by a specific hotel or group of hotels in a given period.

Occupancy is calculated by dividing total rooms sold by total rooms available for the period. Occupancy measures the utilization of a hotel’s available capacity. Management uses occupancy to measure demand at a specific hotel or group of hotels in a given period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), presented herein, reflects earnings / (losses) from continuing operations excluding interest, foreign exchange (a non-cash item), tax (including tax on unconsolidated companies), depreciation and amortization.

Adjusted EBITDA is calculated by adjusting EBITDA for asset acquisitions, leases and sales, disposals of assets and investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Adjusted net earnings / (losses) is calculated by adjusting earnings / (losses) from continuing operations for foreign exchange (a non-cash item), asset acquisitions, leases and sales, disposals of assets and investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Net debt is the sum of the Company’s current portion of long-term debt and capital leases and long-term debt and obligations under capital leases minus the sum of the Company’s cash, cash equivalents and restricted cash. The Company measures long-term debt after deducting unamortized debt issuance costs and discount on secured term loans.

Use of Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), which are filed with the Securities and Exchange Commission ("SEC") as part of the Company's annual report on Form 10-K and interim reports on Form 10-Q, management analyzes the operating performance of the Company on the basis of adjusted EBITDA. Adjusted EBITDA is the measure used by the Company’s management team to assess the operating performance of the Company’s businesses and, as disclosed in Note 21 to the financial statements and in Management’s Discussion and Analysis of the Company’s periodic report beginning with the Form 10-Q for the period ended March 31, 2017. Adjusted EBITDA is also presented on a consolidated basis because management believes it helps our investors evaluate the Company’s profitability on a basis consistent with that of its operating segments. Adjusted EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. Adjusted EBITDA should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating the Company's operating performance as presented in the Company's consolidated financial statements filed with the SEC.

Adjusted EBITDA, when presented on a consolidated basis, including the items set forth in the Company's reconciliations tables, and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. Adjusted EBITDA provides useful information to investors about the Company because it is not affected by non-operating factors such as leverage (affecting interest expense), tax positions (affecting income tax expense), the historical cost of assets (affecting depreciation expense) and the extent to which intangible assets are identifiable (affecting amortization expense). Adjusted EBITDA and adjusted net earnings / (losses) are unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the described manner, the measures provide a consistent basis on which the performance of the Company can be assessed from period to period. However, these measures are not intended to substitute for U.S. GAAP measures of Company performance as reflected in the Company's consolidated financial statements filed with the SEC.

EBITDA, adjusted EBITDA and adjusted net earnings / (losses) have limitations as analytical tools. Some of these limitations are: they do not reflect the Company’s cash expenditures or future requirements for capital expenditure or contractual commitments; they do not reflect changes in, or cash requirements for, the Company’s working capital needs; they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA and adjusted EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, operating synergies and revenue opportunities, operating systems, and benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and Brazil, in the United Kingdom in respect of its withdrawal from the European Union and in the United States in respect of its evolving immigration, tax and trade policies, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in Latin America, including the Caribbean, and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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